As filed with the Securities and Exchange Commission on May 9, 2006.

Registration No. 333-133343

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Embarq Corporation

(Exact name of registrant as specified in its charter)

Delaware	4813	20-2923630
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street

Overland Park, Kansas 66211

(913) 323-4637

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Claudia S. Toussaint, Esq.

Vice President—Corporate Governance

and Ethics, and Corporate Secretary

Embarq Corporation

5454 W. 110th Street

Overland Park, Kansas 66211

(913) 794-1513

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. William Bates, II, Esq.

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

(212) 556-2100

Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Restricted Common Stock, par value $0.01 per share	3,500 shares	$24.47	$85,645	$ 10
Restricted Stock Units	371,500 restricted stock units	$24.47	$9,090,605	$973
Common Stock, par value $0.01 per share, issuable in connection with the Restricted Stock Units	371,500 shares	(3)	(3)	(3)
Total				$983(4)

(1)	The number of shares of restricted common stock, par value $0.01 per share (“Common Stock”), restricted stock units (“RSUs”) and shares of Common Stock which may be issued pursuant to such RSUs stated above consists of the aggregate number of shares of restricted Common Stock and RSUs which may be issued to certain current and former employees of Sprint Nextel Corporation, and shares of Common Stock which may be issued pursuant to such RSUs, assuming a distribution ratio of one share of Common Stock for every 15 shares of common stock of Sprint Nextel Corporation in the spin-off described herein. The maximum number of shares of Common Stock that may be issued pursuant to such RSUs is subject to adjustment in accordance with certain provisions of the registrant’s 2006 Equity Incentive Plan under which they will be issued. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act on the basis of the book value of the Common Stock as of December 31, 2005, the most recent practicable date.
(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of Common Stock issuable in connection with the RSUs because no additional consideration will be received in connection with such issuance.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant (except as indicated below) in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount to Be Paid*
Securities and Exchange Commission registration fee	$983
Blue Sky fees and expenses	5,000
Legal fees and expenses	75,000
Accounting fees and expenses	50,000
Printing expenses	50,000
Miscellaneous	19,017

Total	$200,000	*

*	Approximately 75% of these expenses will be borne by Sprint Nextel Corporation.

Item 14. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the registrant’s certificate of incorporation and bylaws, and the contracts referred to below.

Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Consistent with Section 145 of the DGCL, the registrant’s bylaws provide that it will indemnify its directors and officers or anyone serving at the registrant’s request as a director, officer, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses, liabilities and loss (including attorneys’ fees, judgments, fines, excise taxes under ERISA or penalties and amounts paid in settlement) actually and reasonably incurred by such indemnitee, to the fullest extent permitted by Delaware law.

In accordance with Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation provides that directors shall not be personally liable to the registrant or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) certain transactions under Section 174 of the DGCL (unlawful payment of dividends), or (4) transactions from which a director derives an improper personal benefit.

The registrant’s bylaws provide that it may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the registrant, or who is or was serving at the registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such persons against liability. The registrant is carrying standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies will reimburse the registrant for liabilities indemnified under its bylaws and indemnify the directors and officers against additional liabilities not indemnified under its bylaws.

The registrant has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the fullest extent permitted by law but subject to the limitations contained in such agreements, of expenses, judgments, fines, penalties, and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of the registrant (or other entity if at the registrant’s request).

The separation and distribution agreement between the registrant and Sprint Nextel Corporation (“Sprint Nextel”) provides for indemnification by the registrant of Sprint Nextel and its directors, officers and employees for certain liabilities, including certain liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, related to certain information provided by the registrant in filings in connection with the spin-off of the registrant from Sprint Nextel. Similarly, the separation and distribution agreement provides for reciprocal indemnification by Sprint Nextel of the registrant and its directors, officers and employees with respect to the other information included in this filing or filings in connection with the spin-off.

Sprint Nextel intends to enter into indemnification agreements with the persons serving as outside directors of the registrant. These agreements will provide for indemnification, to the fullest extent permitted by law but subject to the limitations contained in such agreements, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director in connection with any threatened, pending or completed action, suit or proceeding on account of service as an outside director of the registrant through the effective time of the spin-off. In addition, the existing agreement between Sprint Nextel and Daniel R. Hesse pursuant to which Sprint Nextel has agreed to provide indemnification on account of Mr. Hesse’s service as an officer of Sprint Nextel will also provide for indemnification to him on account of his service as a director of the registrant through the effective time of the spin-off. The indemnification provided by these indemnification agreements is in addition to the indemnification provided by Sprint Nextel’s bylaws, which generally have the same scope of protection as the registrant’s bylaws and cover any person serving at Sprint Nextel’s request as a director, officer or employee of the registrant.

Item 15. Recent Sales of Unregistered Securities

In connection with the registrant’s incorporation, on July 1, 2005, the registrant issued 100 shares of its common stock, par value $0.10 per share, to Sprint Corporation in consideration of an aggregate capital contribution of $100.00 by Sprint Corporation. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because the issuance did not involve any public offering of securities.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index.

(b)	Financial Statement Schedules

Financial statement schedule II is included on page F-29. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Overland Park, State of Kansas, on May 8, 2006.

EMBARQ CORPORATION

By:	/S/ GENE M. BETTS
	Name:	Gene M. Betts
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Daniel R. Hesse	Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2006

/S/ GENE M. BETTS Gene M. Betts	Chief Financial Officer (Principal Financial Officer)	May 8, 2006

* Melanie K. Coleman	Vice President and Controller (Principal Accounting Officer)	May 8, 2006

* Peter C. Brown	Director	May 8, 2006

* Steven A. Davis	Director	May 8, 2006

* John P. Mullen	Director	May 8, 2006

* William A. Owens	Director	May 8, 2006

* Dinesh C. Paliwal	Director	May 8, 2006

* Stephanie M. Shern	Director	May 8, 2006

* Laurie A. Siegel	Director	May 8, 2006

*By:	/S/ GENE M. BETTS
Gene M. Betts, as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1†	Separation and Distribution Agreement (Incorporated by reference to Exhibit 2.1 to the registrant’s Amendment No. 4 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on May 2, 2006)

2.2†	Transition Services Agreement between Embarq Corporation (receiver) and Sprint Nextel Corporation (provider) dated as of January 20, 2006 (Incorporated by reference to Exhibit 2.2 to the registrant’s Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on April 28, 2006)

2.3†	Transition Services Agreement between Embarq Corporation (provider) and Sprint Nextel Corporation (receiver) dated as of January 20, 2006 (Incorporated by reference to Exhibit 2.3 to the registrant’s Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on April 28, 2006)

2.4†	Form of Tax Sharing Agreement (previously filed as exhibit 10.3) (Incorporated by reference to Exhibit 10.3 to the registrant’s Amendment No. 2 to the Registration Statement on Form 10
(File No. 001-32732), filed with the Securities and Exchange Commission on April 10, 2006)

2.5†	Form of Employee Matters Agreement (previously filed as exhibit 10.4) (Incorporated by reference to Exhibit 10.4 to the registrant’s Amendment No. 2 to the Registration Statement on Form 10
(File No. 001-32732), filed with the Securities and Exchange Commission on April 10, 2006)

2.6†	Form of Patent Agreement (previously filed as exhibit 10.13) (Incorporated by reference to Exhibit 10.13 to the registrant’s Amendment No. 2 to the Registration Statement on Form 10
(File No. 001-32732), filed with the Securities and Exchange Commission on April 10, 2006)

2.7†	Form of Trademark Assignment and License Agreement (Incorporated by reference to Exhibit 2.7 to the registrant’s Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on April 28, 2006)

2.8†	Form of Software and Proprietary Information Agreement (Incorporated by reference to Exhibit 2.8 to the registrant’s Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on April 28, 2006)

3.1	Amended and Restated Certificate of Incorporation of the registrant (Incorporated by reference to Exhibit 3.1 to the registrant’s Amendment No. 4 to the Registration Statement on Form 10
(File No. 001-32732), filed with the Securities and Exchange Commission on May 2, 2006)

3.2	Amended and Restated Bylaws of the registrant (Incorporated by reference to Exhibit 3.2 to the registrant’s Amendment No. 4 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on May 2, 2006)

4.1	Embarq Corporation 2006 Equity Incentive Plan (Incorporated by reference to Exhibit 10.13 to the registrant’s Amendment No. 4 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on May 2, 2006)

4.2	Embarq Corporation Short-Term Incentive Plan (Incorporated by reference to Exhibit 10.14 to the registrant’s Amendment No. 4 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on May 2, 2006)

4.3	See Exhibits 3.1 and 3.2

4.4	Form of Credit Agreement by and among Embarq Corporation (borrower), the banks, financial institutions and other institutional lenders (initial lenders) and issuers of letters of credit (initial issuing banks) and Citibank, N.A., as administrative agent (Incorporated by reference to Exhibit 4.3 to the registrant’s Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-131747), filed with the Securities and Exchange Commission on May 9, 2006)

5.1*	Opinion of King & Spalding LLP

Exhibit Number	Description
10.1	[Intentionally omitted.]

10.2	[Intentionally omitted.]

10.3	[Intentionally omitted.]

10.4	[Intentionally omitted.]

10.5	Agreement Regarding Special Compensation and Post Employment Restrictive Covenants, dated as of December 12, 1995, by and between Sprint Corporation and Gene M. Betts (Incorporated by reference to Exhibit 10.5 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10
(File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.6	Special Compensation and Non-Compete Agreement, dated as of August 12, 1996, by and between Sprint Corporation and William R. Blessing (Incorporated by reference to Exhibit 10.6 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.7	Employment Agreement, dated as of August 29, 2005, by and among Sprint Corporation, Sprint/United Management Company and Melanie Coleman (Incorporated by reference to Exhibit 10.7 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.8	Special Compensation and Non-Compete Agreement, dated as of August 12, 1997, by and between Sprint Corporation and Michael B. Fuller (Incorporated by reference to Exhibit 10.8 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.9	Contingency Employment Agreement, dated as of August 12, 1997, by and between Sprint Corporation and Michael B. Fuller (Incorporated by reference to Exhibit 10.9 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.10	Employment Agreement, dated as of December 3, 2003, by and among Sprint Corporation, Sprint/United Management Company and Thomas A. Gerke (Incorporated by reference to Exhibit 10.10 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.11	Employment Agreement, dated as of June 7, 2005, by and among Sprint Corporation, Sprint/United Management Company and Daniel R. Hesse (Incorporated by reference to Exhibit 10.11 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.12	Special Compensation and Non-Compete Agreement, dated as of December 9, 1997, by and between Sprint Corporation and Thomas J. McEvoy (Incorporated by reference to Exhibit 10.12 to the registrant’s Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on March 14, 2006)

10.13	Form of Indemnification Agreement entered into between Embarq Corporation and each of its directors and each of the following officers: Gene M. Betts, William R. Blessing, Harrison S. Campbell, William E. Cheek, Melanie K. Coleman, Michael B. Fuller, Thomas A. Gerke, E.J. Holland, Jr., Thomas J. McEvoy and Leslie H. Meredith (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-32732), filed with the Securities and Exchange Commission on May 5, 2006)

12.1	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to the registrant’s Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on April 28, 2006)

21.1	Subsidiaries of the registrant (Incorporated by reference to Exhibit 21.1 to the registrant’s Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-32732), filed with the Securities and Exchange Commission on April 28, 2006)

Exhibit Number	Description

23.1*	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included in signature pages)

99.1	Form of Indemnification Agreement to be entered into between Sprint Nextel Corporation and each of the following directors of Embarq Corporation: Peter C. Brown, Steven A. Davis, John P. Mullen, William A. Owens, Dinesh C. Paliwal, Stephanie M. Shern and Laurie A. Siegel (Incorporated by reference to Exhibit 99.6 to the registrant’s Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-131747), filed with the Securities and Exchange Commission on May 9, 2006)

*	Previously filed.
†	Schedules and/or exhibits not filed will be furnished supplementally to the Securities and Exchange Commission upon request.